                                  EXHIBIT 11

                          IHOP CORP. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 (Amounts in thousands, except per share data)

                                           Three Months Ended   Six Months Ended
                                                June 30,            June 30,
                                           ------------------   ----------------
                                             1996      1995      1996      1995
                                           --------   -------   -------   ------
NET INCOME PER COMMON SHARE - PRIMARY

 Weighted average shares outstanding          9,447     9,330     9,421    9,279
 Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                    145       172       149      187
                                             ------    ------    ------   ------
       Total                                  9,592     9,502     9,570    9,466
                                             ======    ======    ======   ======

 Net income available to common
  shareholders                               $4,369    $4,069    $7,431    5,845
                                             ======    ======    ======   ======
 Net income per share - primary              $  .46    $  .43    $  .78   $  .62
                                             ======    ======    ======   ======

NET INCOME PER COMMON SHARE - FULLY
 DILUTED

 Weighted average shares outstanding          9,447     9,330     9,421    9,279
 Net effect of dilutive stock options
  based on the treasury
   stock method using the period-end
    market price,
   if higher than the average market
    price                                       145       176       154      189
                                             ------    ------    ------   ------
      Total                                   9,592     9,506     9,575    9,468
                                             ======    ======    ======   ======
 Net income available to common
  shareholders                               $4,369    $4,069    $7,431   $4,069
                                             ======    ======    ======   ======
 Net income per share - fully diluted
                                             $  .46    $  .43    $  .78   $  .62
                                             ======    ======    ======   ======